Exhibit 99.1

NEWS RELEASE

Travelport Worldwide Limited announces completion of acquisition by affiliates of Siris Capital Group, LLC and Evergreen Coast Capital Corp.

Langley, U.K., May 30, 2019: Travelport Worldwide Limited (“Travelport” or the “Company”), a leading travel technology company, announced today the completion of its acquisition by affiliates of Siris Capital Group, LLC (“Siris”) and Evergreen Coast Capital Corp. (“Evergreen”) in an all-cash transaction valued at approximately $4.4 billion.

The transaction, which was originally announced on December 10, 2018, was approved by Travelport’s shareholders on March 15, 2019. In connection with the closing of the transaction, the Company, which will continue to operate as Travelport Worldwide Limited, will be wholly owned by affiliates of Siris and Evergreen, and Travelport’s common shares will be delisted from the New York Stock Exchange.

The Board of Directors of the new Travelport operating company will be led by Executive Chairman John Swainson, a Siris executive partner and a former executive at IBM Corporation, CA, Inc. (formerly Computer Associates) and the Dell Software group.

Commenting on the transaction closing, John Swainson said: “Through its best-in-class distribution capabilities, technology services, innovative payment solutions, and other value-additive digital tools for the global travel industry, Travelport is well positioned to deploy its global scale and local expertise to deliver key solutions for travel suppliers and agencies. With the combined support of Siris and Evergreen, I look forward to partnering with management to drive new opportunities for innovation and growth.”

Gordon Wilson, President and CEO of Travelport, commented: “We have commenced building a great relationship with the Siris and Evergreen teams. We now look forward to working closely alongside them as we continue to develop and invest in our platform to serve the evolving needs of our customers. We are confident that Siris’ and Evergreen’s support will enable Travelport to execute on its strategy in an exciting new phase of innovation and industry leadership.”

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About Travelport (www.travelport.com)

Travelport is the technology company which makes the experience of buying and managing travel continually better.  It operates a travel commerce platform providing distribution, technology, payment and other solutions for the global travel and tourism industry.  The company facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a proprietary business-to-business (B2B) travel platform.

Travelport has a leading position in airline merchandising, hotel content and distribution, car rental, mobile commerce and B2B payment solutions.  The company also provides IT services to airlines, such as shopping, ticketing, departure control and other solutions.  With net revenue of over $2.5 billion in 2018, Travelport is headquartered in Langley, U.K., has over 3,700 employees and is represented in approximately 180 countries and territories.

About Siris

Siris Capital is a leading private equity firm focused on making control investments in data, telecommunications, technology and technology-enabled business service companies in North America. Integral to Siris’ investment approach is its partnership with exceptional senior operating executives, or executive partners, who work with Siris on a consulting basis to identify, validate and operate investment opportunities. Their significant involvement allows Siris to partner with management to add value both operationally and strategically. To learn more, visit us at www.siriscapital.com.

About Elliott and Evergreen

Elliott Management Corporation manages two multi-strategy investment funds which combined have more than $34 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest funds of its kind under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm. This investment has been led by Evergreen Coast Capital, Elliott’s Menlo Park affiliate, which focuses on technology investing.

Travelport Media Contact:

Julian Eccles

VP PR and Communications

Tel: +44 (0) 7720 409374

julian.eccles@travelport.com

Anna Davies

Head of Global Communications

Tel: +44 (0) 7787 501908

anna.davies@travelport.com

Travelport Investor Relations contact:

Peter Russell
Head of Treasury and Investor Relations
Tel: +44 (0)1753 288 248
peter.russell@travelport.com

Siris:

Dana Gorman

Managing Director, Abernathy MacGregor

Tel: +1 212 371 5999

dtg@abmac.com

Blair Hennessy

Senior Vice President, Abernathy MacGregor

Tel: +1 212 371 5999

bth@abmac.com

Elliott/Evergreen:

Stephen Spruiell

Tel: +1 212 478 2017

sspruiell@elliottmgmt.com